Exhibit 1(h)

INSTRUMENT OF NAME CHANGE

OF

MASTER VALUE OPPORTUNITIES LLC

Dated December 11, 2017

WHEREAS, pursuant to Section 1.1 of the Limited Liability Company Agreement (the “LLC Agreement”) of Master Value Opportunities LLC, a Delaware limited liability company (the “Company”), if the Directors of the Company determine that the Company’s use of its current name is not advisable, then the Directors may adopt such other name for the Company as they deem proper;

WHEREAS, at a telephonic meeting of the Board of Directors of the Company held on March 27, 2017 in connection with a repurposing of the Company including a change to the Company’s investment objective, the Directors approved a change in the name of the Company from Master Value Opportunities LLC to Master Advantage U.S. Total Market LLC, subject to approval by the Company’s shareholders of the change to the Company’s investment objective (the “Shareholder Approval”);

WHEREAS, the Company obtained the Shareholder Approval at a special meeting of shareholders held on October 30, 2017; and

WHEREAS, pursuant to Section 1.1 of the LLC Agreement, a change of the Company’s name becomes effective upon the execution by a Director, as an “authorized person” of the Company, of an instrument setting forth the new name and the filing of a Certificate of Amendment to the Certificate of Formation of the Company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., and any such instrument has the status of an amendment to the LLC Agreement.

NOW, THEREFORE, the undersigned Director and authorized person of the Company hereby executes this Instrument of Name Change. The Company shall cause a Certificate of Amendment to the Certificate of Formation of the Company, substantially in the form attached hereto as Exhibit A (the “Certificate of Amendment”), to be executed and filed with the Office of the Secretary of State of the State of Delaware. The change in the name of the Company from Master Value Opportunities LLC to Master Advantage U.S. Total Market LLC will be effective upon the filing and effectiveness of the Certificate of Amendment, and upon such filing and effectiveness, this Instrument of Name Change will have the status of an amendment to the LLC Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a Director and authorized person of Master Value Opportunities LLC, hereby executes this Instrument of Name Change as of the date set forth above.

/s/ John M. Perlowski
Name: John M. Perlowski
Title: Director and Authorized Person

[Signature Page — Instrument of Name Change of Master Value Opportunities LLC]

Exhibit A

Certificate of Amendment

[see attached]

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

MASTER VALUE OPPORTUNITIES LLC

This Certificate of Amendment is being executed as of December     , 2017 for the purpose of amending the Certificate of Formation of Master Value Opportunities LLC (the “Company”) filed with the Office of the Secretary of State of the State of Delaware on May 2, 2000 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

1. The name of the Company is Master Value Opportunities LLC.

2. The name of the Company is hereby changed to Master Advantage U.S. Total Market LLC.

3. This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Amendment as of the day and year first above written.

By:
Name:	John M. Perlowski
Title:	Authorized Person